EXHBIT 99.1

CONTACT:	FOR RELEASE:

Richard A. Ross	Immediately
Senior Vice President,	January 25, 2010
Chief Financial Officer and Treasurer
(623) 695-1205

The FINOVA Group Inc. Announces Final Outcome of Stockholder Litigation

Scottsdale, Arizona - January 25, 2010 – The FINOVA Group Inc. (the “Company”), which dissolved on November 17, 2009, announced today that the previously disclosed decision of the U.S. Appellate Court for the Third Circuit, effectively denying the equity committee’s claim that the Company’s equity was entitled to distributions under the Indenture governing the Company's 7.5% Senior Secured Notes, had become a final order.   As a result, holders the Company’s common stock will not receive any distributions from the Company.

In connection with the Company’s dissolution, the Company had transferred approximately $81.2 million of restricted cash that was being held in reserve to the Collateral Trustee for the Senior Secured Notes.  As a result of the Third Circuit’s final order, the $81.2 million has been transferred to The Bank of New York, in its capacity as Indenture Trustee for the Senior Secured Notes, for distribution to the holders of the Senior Secured Notes.

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